                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                                   FORM 8-K/A
                 Amendment No. 1 to Current Report on Form 8-K
          Dated January 16, 1995 Reporting Event of December 31, 1994

                                 Current Report
                        Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                Date of Report (Date at earliest event reported)
                               December 31, 1994

                         Commission File Number 0-11688

                          AMERICAN ECOLOGY CORPORATION
             (Exact name of registrant as specified in its charter)


            DELAWARE                                95-3889638

(State or other jurisdiction of                  (I.R.S. Employer
 incorporation or organization)               Identification Number)

      5333 Westheimer, #1000                         77056-5407
          Houston, Texas
(Address of principal executive offices)             (Zip Code)

                                 (713) 624-1900
              (Registrants telephone number, including area code)


      The undersigned registrant hereby amends the following items of its Current Report on Form 8-K dated January 16, 1995, reporting an event on December 31, 1994 as set forth in the pages attached hereto:

                   Item 7. Financial Statements and Exhibits

                                   SIGNATURES

  Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused
  this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.


                                                    AMERICAN ECOLOGY CORPORATION

                                                    /s/ C. Clifford Wright, Jr.
                                          By: __________________________________
                                                        C. Clifford Wright, Jr.
Date: March 15, 1995                                       Vice President

Item. 7  Financial Statements and Exhibits

     (a) Financial Statements of Business Acquired

         Gibraltar Chemical Resources, Inc. Financial Statements
            Report of Independent Auditors
            Balance Sheets as of December 31, 1994 and 1993
            Statements of  Operations for the years ended December  31, 1994,
             1993, and 1992
            Statements of Stockholder Equity (Deficit) for the years ended
             December 31, 1994, 1993, and 1992
            Statements of Cash Flows for the years ended December 31, 1994,
             1993, and 1992
            Notes to Financial Statements (December 31, 1994, 1993, and 1992)

     (b) Pro Forma Financial Information

         American Ecology Corporation Pro Forma Condensed Consolidated Financial
          Statements (unaudited)

            Unaudited Condensed Consolidated Balance Sheet as of December 31,
             1994
            Unaudited Pro Forma Condensed Consolidated Statements of Operations
             for the year ended December 31, 1994
            Notes to Unaudited Pro Forma Condensed Consolidated Financial
             Statements

     (c)  Exhibits

          23 - Consent of Independent Auditors

                          Independent Auditors' Report

The Board of Directors and Stockholders
Gibraltar Chemical Resources, Inc.:

We have audited the accompanying balance sheets of Gibraltar Chemical Resources, Inc. (a 100% owned subsidiary of American Ecology Corporation) as of December 31, 1994 and 1993, and the related statements of operations, stockholder's equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gibraltar Chemical Resources, Inc. (a 100% owned subsidiary of American Ecology Corporation) as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in note 1 to the financial statements, the Company changed its method of accounting for income taxes in 1993 to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.



KPMG PEAT MARWICK LLP


Shreveport, Louisiana
March 3, 1995

                      GIBRALTAR CHEMICAL RESOURCES, INC.

                                Balance Sheets

                           December 31, 1994 and 1993
                       (in thousands, except share data)



                      Assets                                            1994       1993
                      ------                                          -------     ------

Current assets:
 Cash and cash equivalents                                            $   229        62
 Trade receivables, less allowance for doubtful accounts of
  $485 in 1994 and $512 in 1993                                         3,324     2,604
 Receivable from Mobley Environmental Services, Inc.                    1,186     1,186
 Deferred income taxes                                                    266       450
 Other current assets                                                     133       141
                                                                      -------    ------
   Total current assets                                                 5,138     4,443

Property, plant, and equipment, net                                     7,199     6,592
Other assets, net                                                         369       360
                                                                      -------    ------

                                                                      $12,706    11,395
                                                                      =======    ======
     Liabilities and Stockholder's Equity (Deficit)
     ----------------------------------------------

Current liabilities:
 Current maturities of long-term debt                                 $     9       385
 Accounts payable                                                       2,968     2,522
 Payable to Mobley Environmental Services, Inc.                            --     9,016
 Accrued expenses                                                       1,699     2,040
                                                                      -------    ------
   Total current liabilities                                            4,676    13,963

Accrued site maintenance cost                                             973     1,050
Long-term debt, excluding current maturities                               10        19
                                                                      -------    ------
   Total liabilities                                                    5,659    15,032
                                                                      -------    ------

Stockholder's equity (deficit):
 Common stock, $10 par value; 1,000,000 shares authorized,
  1,000 issued and outstanding                                             10        10
 Additional paid-in capital                                            18,892     4,196
 Retained earnings (deficit)                                          (11,855)   (7,843)
                                                                     --------    ------
   Total stockholder's equity (deficit)                                 7,047    (3,637)

Commitments and contingencies
                                                                     --------    ------
                                                                     $ 12,706    11,395
                                                                     ========    ======

See accompanying notes to financial statements.

                      GIBRALTAR CHEMICAL RESOURCES, INC.

                           Statements of Operations

                 Years ended December 31, 1994, 1993, and 1992
                    (in thousands, except per share amounts)


                                                              1994      1993     1992
                                                             -------  --------  -------

Revenues                                                    $12,017    19,561   28,186
Cost of revenues                                             12,449    19,797   19,066
                                                             ------   -------   ------
       Gross profit (loss)                                     (432)     (236)   9,120

Selling, general, and administrative expenses                 3,232     6,141    5,719
Write-down of assets                                              -     3,811        -
                                                             ------   -------   ------
       Operating income (loss)                               (3,664)  (10,188)   3,401
                                                             ------   -------   ------

Other income (expenses):
 Other income (expense), net                                     10      (170)      37
 Interest income (expense), net                                  (8)      (25)     (58)
                                                             ------   -------   ------
                                                                  2      (195)     (21)
                                                             ------   -------   ------
       Income (loss) before corporate allocations
        and income taxes                                     (3,662)  (10,383)   3,380
Mobley Environmental Services, Inc. overhead                      -    (1,307)  (1,703)
Mobley Environmental Services, Inc. interest                   (166)     (396)    (360)
                                                              -----   -------   ------

       Income (loss) before income taxes                     (3,828)  (12,086)   1,317

Income tax expense (benefit)                                    184    (2,886)     513
                                                              -----   -------   ------

       Net income (loss)                                    $(4,012)   (9,200)     804
                                                            =======   =======   ======


See accompanying notes to financial statements.

                      GIBRALTAR CHEMICAL RESOURCES, INC.

                 Statements of Stockholder's Equity (Deficit)

                 Years ended December 31, 1994, 1993, and 1992
                       (in thousands, except share data)



                                                              1994     1993     1992
                                                            --------  -------  ------

Common stock                                                $    10       10      10
                                                            -------   ------   -----

Additional paid-in capital:
 Balance at beginning of year                                 4,196    4,196   4,196
 Conversion of intercompany advances to equity               14,696        -       -
                                                            -------   ------   -----
        Balance at end of year                               18,892    4,196   4,196
                                                            -------   ------   -----

Retained earnings (deficit):
 Balance at beginning of year                                (7,843)   1,357     553
 Net income (loss)                                           (4,012)  (9,200)    804
                                                            -------   ------   -----
        Balance at end of year                              (11,855)  (7,843)  1,357
                                                            -------   ------   -----

Deferred compensation costs under restricted stock
 purchase agreements:
   Balance at beginning of year                                   -     (232)   (271)
   Amortization of unearned compensation                          -        8      39
   Reclassification of deferred compensation costs in
    connection with termination of restricted stock
    purchase agreement                                            -      224       -
                                                            -------   ------   -----
        Balance at end of year                                    -        -    (232)
                                                            -------   ------   -----

        Total stockholder's equity (deficit)             $    7,047   (3,637)  5,331
                                                            =======   ======   =====


See accompanying notes to financial statements.

                       GIBRALTAR CHEMICAL RESOURCES, INC.

                            Statements of Cash Flows

                 Years ended December 31, 1994, 1993, and 1992
                                 (in thousands)



                                                                        1994     1993     1992
                                                                      --------  -------  -------

Cash flows from operating activities:
 Net income (loss)                                                    $(4,012)  (9,200)     804
 Adjustments to reconcile net income (loss) to net cash provided
   (used) by operating activities:
    Depreciation and amortization                                       1,268    1,647    1,718
    Provision for losses on accounts receivable                           (28)     345       65
    Deferred compensation costs under restricted stock purchase
     agreements                                                             -      232       39
    Losses (gains) on sales of assets                                      (4)     262       10
    Write-down of assets                                                    -    3,811        -
    Deferred income taxes                                                 184     (619)      71
    Decrease (increase) in trade accounts receivable                     (692)   1,605      139
    Increase in receivable from Mobley Environmental
     Services, Inc.                                                         -   (1,186)       -
    Decrease in other current assets                                        8      827      362
    Increase (decrease) in accounts payable                               446      598     (113)
    Increase (decrease) in accrued expenses                              (418)     240      182
    Increase (decrease) in income taxes payable                             -     (594)     302
    Decrease in deferred revenue                                            -        -     (278)
    Increase in accrued site maintenance cost                               -    1,050        -
                                                                      -------   ------   ------
          Net cash provided (used) by operating activities             (3,248)    (982)   3,301

Cash flows from investing activities:
 Capital expenditures                                                  (1,823)  (1,270)  (2,324)
 Proceeds from sale of property and equipment                              11       17        8
 Costs associated with obtaining permits and other governmental
   approvals                                                              (68)     (71)     (57)
                                                                      -------   ------   ------
          Net cash used by investing activities                        (1,880)  (1,324)  (2,373)

Cash flows from financing activities:
 Net repayments on revolving lines of credit and
   short-term borrowings                                                    -        -      (17)
 Principal payments on long-term debt                                    (385)    (385)    (385)
 Net advances from (payments to) Mobley Environmental
   Services, Inc. and American Ecology Corporation                      5,680    2,644     (607)
                                                                      -------   ------   ------
          Net cash provided (used) in financing activities              5,295    2,259   (1,009)
                                                                      -------   ------   ------

Net increase (decrease) in cash and cash equivalents                      167      (47)     (81)

Cash and cash equivalents at beginning of period                           62      109      190
                                                                      -------   ------   ------

Cash and cash equivalents at end of period                            $   229       62      109
                                                                      =======   ======   ======


See accompanying notes to financial statements.

                      GIBRALTAR CHEMICAL RESOURCES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                       DECEMBER 31, 1994, 1993, AND 1992



(1)  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION AND BASIS OF PRESENTATION - Gibraltar Chemical Resources, Inc.
      (the "Company") was formed in June 1980 as a Texas corporation. In July 1991 the shareholders received Class B common stock of Mobley Environmental Services, Inc. (MESI) in exchange for all of the issued and outstanding shares of the Company. As a result of this transaction, the Company became a wholly-owned subsidiary of MESI. On December 31, 1994, 100% of the outstanding common stock of the Company was sold by MESI to American Ecology Corporation (AEC). Shortly thereafter, the name of the Company was changed to American Ecology Environmental Services Corporation.

     DESCRIPTION OF BUSINESS - The Company collects, stores, treats, recycles, and disposes of a wide range of hazardous and nonhazardous liquid wastes generated from a variety of industries.

     REVENUE RECOGNITION - Waste management services revenues are generally recognized upon the receipt and acceptance of waste material at the Company's treatment and disposal facility. Appropriate treatment and disposal costs are accrued.

     PROPERTY, PLANT, AND EQUIPMENT - Property, plant, and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives ranging from three to thirty years. Costs associated with the drilling and construction of deepwell disposal facilities are capitalized and depreciated on a straight-line basis over periods ranging from ten to fifteen years.

     Management, after a review of relevant facts and circumstances, makes a determination whether an indication of impairment exists with respect to any asset or group of assets of the Company. If impairment indicators are present, management assesses whether future cash flows expected to result from the operation of the assets, including any proceeds from their
      eventual disposition, are at least equal to their carrying value.   The
      impairment provision is based upon a determination of fair value or, if fair value is not determinable, the present value of the expected future cash flows from the operation of assets. Should expected future cash flows be less than the assets' carrying value, an impairment is recorded through a charge to operations and a reduction of the carrying value of the assets. See note 2 for additional information.

     MAINTENANCE AND REPAIRS - Major repairs to deepwell disposal facilities are estimated and accrued by monthly charges to expense. Periodic costs incurred for such items are charged against the related accrued expenses. All other maintenance and repair costs are charged to expense as incurred. Renewals and betterments are capitalized.

     INCOME TAXES - Effective January 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (Statement 109). Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                      GIBRALTAR CHEMICAL RESOURCES, INC.

                         NOTES TO FINANCIAL STATEMENTS


     Prior to 1993, the Company accounted for its income taxes in accordance with APB Opinion No. 11. Pursuant to the deferred method under APB Opinion No. 11, deferred income taxes were recognized for income and expense items that are reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable in the year of the calculation. Under the deferral method, deferred taxes were not adjusted for subsequent changes in tax rates.

     The change in the method of accounting for income taxes in 1993 did not have a significant effect on the financial position or operations of the Company.

     OTHER ASSETS - Other assets are stated at unamortized cost. Bond issuance costs are amortized over the term of their respective bond indentures. The costs of obtaining and complying with waste management permits are capitalized and amortized over ten years using the straight-line method.

     HAZARDOUS WASTE TAXES - Taxes and fees collected on the disposal of hazardous wastes and remitted to governmental agencies are not included in revenues or cost of revenues.

     STATEMENTS OF CASH FLOWS - For purposes of reporting cash flows, the Company considers investments with original maturities of three months or less to be cash equivalents.

(2)  RESTRUCTURING AND SALE OF COMPANY

     Restructuring

     In the third quarter of 1993, management of MESI developed and began implementation of a restructuring plan for the Company (the "Restructuring"). The Restructuring was precipitated by an overall general decline during 1992 and 1993 in the hazardous waste services industry, reflecting an increasingly competitive and changing marketplace and trends toward recycling/recovery and waste minimization by industrial waste generators, as well as the effects of a recessionary economy. These conditions led several other hazardous waste management firms, including some of the Company's competitors, to announce similar restructuring programs during 1993. In addition to these broader negative economic and industry factors, the Company was significantly affected in recent years by various regulatory issues. These included matters surrounding one of the Company's deepwells, a regulatory enforcement action, a negotiated regulatory order which mandated significant improvements to the Company's facilities, and an emergency order in September 1993 which temporarily suspended the Company's authorization to receive wastes (see note 11 for additional information).

     A principal component of the Restructuring called for much of the low-volume, small-lot packaged waste previously processed in the Company's fuels blending operations to be collected and transshipped to other waste treatment and disposal facilities for management. Based on past operating results in this part of the Company's business, a market shift toward more difficult-to-handle waste streams, as well as the Company's inability to fund the capital necessary to expand and enhance its drum-handling capabilities, the Company determined that it could no longer effectively compete in this segment of the hazardous waste management services market.

                                                                     (Continued)

                      GIBRALTAR CHEMICAL RESOURCES, INC.

                        Notes to Financial Statements

     As part of the Restructuring, the Company recorded a non-cash pre-tax charge of $3,811,000 during the 1993 third quarter related to the abandonment and write-down of certain assets. In determining whether an impairment loss was indicated with respect to various groups of assets used in the Company's operations, management made an assessment of the present value of the expected future cash flows to be derived from the operation of the assets and concluded that the carrying value of such assets should be reduced.

     As a result of the Restructuring and the diminished revenue levels stemming from the September 1993 Emergency Order (see note 11), the number of employees was significantly reduced early in the 1993 fourth quarter through the elimination of certain jobs. In connection with these staffing reductions, the Company recorded charges in the third quarter of 1993 of $80,000 on a pre-tax basis, primarily for severance and related costs.

     Other Related Charges

     The Company recorded certain other expenses during 1993, including the accrual of certain legal and consulting costs, principally relating to regulatory actions; various required repairs to the facility, primarily involving tank containment areas and one of the Company's two deepwells; additions to the reserve for bad debts to cover specific problem accounts; accruals for potential additional regulatory fines; abandonment of plans to expand its facilities; and various other charges. These other costs totaled approximately $3,114,000 and are included in cost of revenues and selling, general, and administrative expenses in the accompanying statement of operations for the year ended December 31, 1993.

     Sale of the Company

     MESI sold 100% of the outstanding common stock of the Company to AEC on December 31, 1994, pursuant to the terms of an agreement dated May 10, 1994, and subsequently amended September 2, 1994 (Stock Purchase Agreement). The following advances were considered contributions and recorded as additional paid-in capital in connection with the sale:

            Amounts advanced by MESI                 $ 9,182,114
            Amounts advanced by AEC                    2,805,359
            Liabilities of Company assumed by AEC      2,709,325
                                                     -----------
                                                     $14,696,798
                                                     ===========

     MESI makes extensive warranties and representations in the Stock Purchase
      Agreement, including the absence of any liabilities arising prior to closing other than those disclosed to the purchaser. After the closing and for 1 1/2 years thereafter (or in the case of tax, environmental, and ERISA claims, for 3 1/2 years after closing), MESI is required to indemnify AEC for all losses resulting from (i) breaches of warranties and representations made by MESI and the Company and (ii) pending or future claims or proceedings (including environmental claims) resulting from circumstances existing prior to closing. The maximum liability of MESI under such indemnity with respect to undisclosed claims is $3.0 million. However, there is no maximum with respect to disclosed liabilities. MESI also indemnifies AEC for any losses arising from the

                                                                     (Continued)

Company's trade accounts receivable as of December 31, 1994, in excess of the established allowance for doubtful accounts. Under the terms of the Stock Purchase Agreement, AEC executed a note, payable to MESI, due December 31, 1995, in the amount of $550,000 for the purpose of securing MESI's obligations for any purchase price adjustments and to indemnify AEC, if necessary, for the aforementioned matters.

(3)  OTHER ASSETS

     Other assets included the following as of December 31, 1994 and 1993 (in thousands of dollars):

                                                                    1994      1993
                                                                    -----     ----

        Bond issuance costs, net of amortization of $115 in 1993     $  -        3
        Costs of permits and other governmental approvals, net
         of amortization of $461 in 1994 and $449 in 1993             369      357
                                                                     ----      ---

          Total                                                      $369      360
                                                                     ====      ===

     Amortization expense for the years ended December 31, 1994, 1993, and 1992, amounted to $59,000, $90,000, and $114,000, respectively. Additionally, during 1993, the Company recorded a $100,000 write-down of deferred charges related to certain permits and other items.

(4)  PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment consisted of the following at December 31, 1994 and 1993 (in thousands of dollars):

                                                        1994       1993
                                                       ------     ------

    Land                                               $   580        580
    Buildings and improvements                           2,552      2,559
    Machinery and equipment, including deepwell
     facilities                                         11,234     10,494
    Furniture, fixtures, and other                         625        625
    Construction in progress                             1,830        765
                                                       -------     ------
                                                        16,821     15,023
    Less accumulated depreciation                        9,622      8,431
                                                       -------     ------

    Net property, plant, and equipment                 $ 7,199      6,592
                                                       =======     ======

     Depreciation expense totaled $1,209,000, $1,557,000, and $1,594,000 for the years ended December 31, 1994, 1993, and 1992, respectively.

                                                                     (Continued)

                      GIBRALTAR CHEMICAL RESOURCES, INC.

                        Notes to Financial Statements

(5)  NOTES PAYABLE AND LONG-TERM DEBT

     Long-term debt at December 31, 1994 and 1993, consisted of the following
      (in thousands of dollars):

                                                                          1994                1993
                                                                          ----                ----

        Sabine River Authority Liquid Waste Disposal Revenue bonds,
         Series 1982, interest at 70% of a bank's prime rate,
         due April 1994, secured by deepwell facility                    $  -                  375
        Other                                                               19                  29
                                                                          ----                 ---
          Total long-term debt                                              19                 404

        Less current maturities                                              9                 385
                                                                          ----                 ---
          Total long-term debt, excluding current
                maturities                                                $ 10                  19
                                                                          ====                 ===

     The aggregate maturities of long-term debt for the years subsequent to December 31, 1994, are as follows (in thousands of dollars):

         1995                                              $  9
         1996                                                10
                                                           ----
              Total                                         $19
                                                           ====


(6) ACCRUED EXPENSES

     Accrued expenses consisted of the following at December 31, 1994 and 1993
      (in thousands of dollars):


                                                                           1994           1993
                                                                          ------         ------
        Salaries, wages, and benefits                                     $  717            330
        Taxes other than income taxes                                        196            222
        Repairs and maintenance                                              193            498
        Third party destruction and disposal costs                           516            531
        Other                                                                 --            459
                                                                          ------          -----
           Total                                                          $2,672          3,090
                                                                          ======          =====


(7)  INCOME TAXES

     The Company has been included in the consolidated tax returns of MESI through December 31, 1994. As of December 31, 1994 and 1993, the Company has a receivable from MESI in the amount of $1,186,000 which represents refunded federal income taxes attributable to the Company's losses.

     As of January 1, 1995, the Company will be included in AEC's consolidated return. The remaining deferred tax asset at December 31, 1994, represents a benefit to be received by AEC.

                                                                     (Continued)

                      GIBRALTAR CHEMICAL RESOURCES, INC.

                        Notes to Financial Statements

     Income tax expense (benefit) for the years ended December 31, 1994, 1993, and 1992, consisted of the following (in thousands of dollars):

                                                            1994         1993        1992
                                                           ------       ------      ------

     Federal:
      Current                                             $   -        (2,267)        398
      Deferred                                              162          (531)         62
                                                          -----        ------         ---
                                                            162        (2,798)        460
                                                          -----        ------         ---
     State:
      Current                                                 -             -          44
      Deferred                                               22           (88)          9
                                                          -----        ------         ---
                                                             22           (88)         53
                                                          -----        ------         ---
        Total                                             $ 184        (2,886)        513
                                                          =====        ======         ===

     Income tax expense (benefit) differed from the amounts computed by applying the U.S. Federal income tax rate of 34% to income before income taxes as a result of the following (in thousands of dollars):

                                                               1994      1993     1992
                                                              ------    ------   ------

       Computed "expected" tax expense (benefit)              $(1,301)  (4,109)   448
       Increase (reduction) in income taxes resulting from:
       Change in the beginning-of-the-year balance of the
         valuation allowances for deferred tax assets           1,226      835      -
       State income taxes, net of federal income tax
         expense (benefit)                                         14      (58)    35
       Other, net                                                 245      446     30
                                                               ------    -----    ---
          Total income tax expense (benefit)                   $  184   (2,886)   513
                                                               ======   ======    ===

     Deferred income tax expense (benefit) results from timing differences in the recognition of income and expense for tax and financial reporting purposes. The sources of these timing differences for the year ended December 31, 1992, were as follows (in thousands of dollars):

                                                  1992
                                                --------

        Depreciation                              $   39
        Other, net                                    32
                                                  ------
                                                  $   71
                                                  ======

                                                                     (Continued)

                      GIBRALTAR CHEMICAL RESOURCES, INC.

                         Notes to Financial Statements


The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1994 and 1993, are presented below (in thousands of dollars):

                                                                1994     1993
                                                              -------   ------

        Deferred tax assets:
         Allowance for uncollectible accounts receivable      $   187     197
         Asset write downs                                        762     762
         Net operating loss carryforward                        1,232       -
         Miscellaneous accruals and other                         662     821
                                                               ------   -----
          Total gross deferred tax assets                       2,843   1,780
          Less valuation allowance                             (2,061)   (835)
                                                               ------   -----
          Deferred tax assets                                     782     945
                                                               ------   -----

        Deferred tax liabilities:
         Plant and equipment -- depreciation                      461     432
         Other                                                     55      63
                                                               ------   -----
          Total gross deferred tax liabilities                    516     495
                                                               ------   -----

          Net deferred tax asset                               $  266     450
                                                               ======   =====

     The Company had a valuation allowance for deferred tax assets in the amount of $835,000 as of January 1, 1994. The net change in the total valuation allowance for the year ended December 31, 1994, was an increase of $1,226,000. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities and projected future taxable income in making this assessment. Subsequently recognized tax benefits relating to the valuation allowance for deferred tax assets as of December 31, 1994, will be included as an income tax benefit in the statement of operations in future periods.

     At December 31, 1994, the Company has net operating loss carryforwards for federal income tax purposes of approximately $3,624,000, which are available to offset future federal taxable income, if any, through 2008. Additionally, the Company has $96,000 of general business tax credit carryforwards as of December 31, 1994.

(8)  LEASES
     ------

     The Company leases certain equipment used in its operations. Future minimum rentals under operating leases for transportation equipment consist of fixed monthly charges plus mileage fees. Future minimum rentals for each of the years in the period ended December 31, 1998, and in the aggregate are as follows (in thousands of dollars):

          1995                             $  297
          1996                                262
          1997                                262
          1998                                262
                                            -----

                    Total                  $1,083
                                            =====

     Total rentals approximated $663,000, $894,000, and $1,102,000 for the years ended December 31, 1994, 1993, and 1992, respectively. Contingent rentals were $113,000, $99,000, and $108,000 for the years ended December 31, 1994, 1993, and 1992, respectively.

(9)  RELATED PARTY TRANSACTIONS AND FINANCIAL DEPENDENCE
     ---------------------------------------------------

     Prior to December 31, 1994, the Company was financially dependent upon MESI which owned 100% of the common stock of the Company. Advances were made to the Company by MESI and certain expenses such as overhead were allocated to the Company. Interest was charged on certain of the advances. These allocated expenses may not be reflective of actual cost and have been disclosed separately in the statement of operations.

     AEC also made advances to the Company during 1994. Beginning January 1, 1995, the Company will be dependent on AEC for future advances to fund its current operations and capital requirements.

(10) EMPLOYEE BENEFIT PLANS
     ----------------------

     MESI had a contributory profit-sharing plan for the benefit of substantially all employees of the Company. Contributions to the plan were made at the discretion of the Compensation Committee of the Board of Directors of MESI and totaled $39,000, $50,000, and $189,000 for the years ended December 31, 1994, 1993, and 1992, respectively.

     Additionally, MESI had a medical benefit plan which is funded by employer and participant contributions and was supplemented by stop-loss insurance. Contributions were determined by the plan administrator based upon the actual claim experience and administrative costs of the plan.

(11) COMMITMENTS AND CONTINGENCIES
     -----------------------------

     Outstanding Letters of Credit
     -----------------------------

     The Company is required to provide financial assurance to secure closure/post-closure obligations associated with its hazardous waste facility. At December 31, 1994, letters of credit had been provided by MESI for such financial assurance and totaled

                      GIBRALTAR CHEMICAL RESOURCES, INC.

                         Notes to Financial Statements

      approximately $1,267,000. Subsequent to December 31, 1994, such letters of credit were canceled as a result of the sale of the Company (discussed in note 2) and financial assurance was provided by AEC. Additionally, at December 31, 1994, financial assurance aggregating $1,000,000, in the form of letters of credit and cash deposits, had been provided by MESI to its insurance carrier in connection with its workers' compensation, general liability, and auto liability insurance policies, including those covering the Company.

     Indemnification by MESI

     As discussed more fully in note 2, all of the outstanding common stock of the Company was sold effective December 31, 1994, to AEC by MESI. Under the terms of the Stock Purchase Agreement, MESI has agreed to indemnify AEC for certain claims existing at the date of closing or arising from circumstances existing on or prior to the closing. Additionally, a portion of the purchase price in the form of a note payable to MESI will be held in escrow until December 31, 1995, for the purpose of securing MESI's obligations under such indemnity provisions.

     Petitions for "No-Migration" Exemptions

     On December 28, 1989, the Environmental Protection Agency (EPA) granted the
      Company "no-migration" exemptions for an existing injection well and a second permitted (but then unconstructed) injection well at its Winona, Texas, hazardous waste facility. A lawsuit was subsequently filed in federal district court by certain individuals and citizens groups which challenged the EPA's decision to grant the "no-migration" exemptions. In June 1992, the court remanded to the EPA for additional administrative proceedings the portion of the lawsuit relating to the second injection well. The results of those proceedings are described in the following paragraphs.

     The portion of the lawsuit relating to the Company's original hazardous waste injection well was resolved in its favor on August 3, 1993, when the Court affirmed EPA's decision to grant the "no-migration" exemption for the well. As a result of the Court's ruling, the Company can continue to dispose of restricted hazardous wastes in this well.

     By Order dated June 30, 1992, the court vacated the EPA's final approval of the second hazardous waste injection well and remanded the administrative record to the EPA for further proceedings. On February 5, 1993, the EPA denied, without prejudice, a petition submitted by the Company for a "no-migration" exemption for this second hazardous waste injection well. As a result, the Company is prohibited from disposing of restricted hazardous wastes in that well. In its decision, the EPA ruled that the well failed to meet the construction requirements. Subsequently, the Company and the EPA began discussing various alternatives for resolving the mechanical integrity issue, including increased frequency of mechanical integrity testing, and the Company submitted a permit amendment request to include the increased testing frequency in the Texas Natural Resource Conservation Commission (TNRCC) permit for the second deepwell. Such amended permit was issued on February 22, 1995, and the public has the opportunity to comment before the EPA reissues the "no-migration" exemption for the well.

                                                                     (Continued)

                      GIBRALTAR CHEMICAL RESOURCES, INC.

                         Notes to Financial Statements

     Citizens' Group Petition for Permit Revocation

     During 1992, a citizens group filed a petition with the Texas Water
      Commission (TWC), which has since been consolidated into TNRCC, alleging that a geological fault exists in the vicinity of the Company's deepwells and other alleged grounds for revocation of the Company's deepwell permits. The EPA has concluded in their proceedings relating to the Company's second injection well that no such fault exists and the District Court's action referred to above confirmed the validity of the EPA's reviews of geological and other technical data related to the Company's injection wells. The Company and MESI believe the petition is without merit; however, failure to prevail in such action could have a material adverse effect on the Company's financial condition and results of operations.

     TNRCC Enforcement Action and Lawsuit

     On November 4, 1992, the State of Texas filed a lawsuit against the Company styled State of Texas v. Gibraltar Chemical Resources, Inc. stemming from an enforcement action by the Texas Air Control Board (TACB), which has since been consolidated into TNRCC, alleging certain violations of the Texas Clean Air Act and certain TACB regulations. The lawsuit was subsequently amended to include certain Notices of Violation issued by the TNRCC and allegations on noncompliance with a July 1993 Agreed Order and a September 1993 Emergency Order, both of which are discussed below. On July 11, 1994, this litigation was tentatively settled through mediation supervised by the District Court of Smith County, Texas, and an Agreed Final Judgment was entered on December 22, 1994. The Agreed Final Judgment enjoins the Company from certain acts and omissions related to its ongoing operations. Additionally, under the terms of the judgment, the Company is obligated for $1,150,000 in assessed fines and attorneys' fees. Of such amount, $450,000 was paid by the Company and $200,000 was paid by MESI in January 1995. Under the terms of the Stock Purchase Agreement referred to in note 2, MESI will be responsible for funding the remaining balance of $500,000; consequently, this liability is not recorded in the Company's books.

     1993 Agreed Order and Subsequent Events

     In July 1993, the Company entered into an order (the "Agreed Order"), negotiated and agreed to with the TWC and TACB (now the TNRCC), concerning several broad areas related to its hazardous waste facilities and operations. The Agreed Order required the Company to make certain capital expenditures and various other modifications to its facilities, operating policies, and procedures.

     On September 23, 1993, following an upset condition in one of the Company's storage tanks and a subsequent investigation, the TNRCC issued an emergency order (the "Emergency Order") temporarily removing the Company's authorization to receive wastes until a certification could be made by independent environmental engineering consultants that the facility could operate in accordance with its permit and with the aforementioned Agreed Order. The two independent consultants hired by the Company concluded its operations were in compliance with applicable permits and orders, and on October 29, 1993, the TNRCC agreed that the Company could resume full operations of its facilities. Among other things, the Emergency Order, along with a subsequent order issued on June 2, 1994, by the Executive Director of the TNRCC, required the formation of a Citizens' Advisory Committee by the Company and the TNRCC and the implementation of an ambient air monitoring program, which became operational in December 1994.

                                                                     (Continued)

                      GIBRALTAR CHEMICAL RESOURCES, INC.

                        Notes to Financial Statements

     Class 3 Permit Modification

     On December 1, 1993, the TNRCC issued an order allowing the Company to withdraw its Class 3 Permit Modification request for a substantial facility expansion. Certain protesting parties to this proceeding requested the TNRCC require the Company to reimburse the parties approximately $250,000 for costs incurred prior to the Company's withdrawal request. The TNRCC denied the request, and the protesting parties appealed the denial in State District Court. In February 1995, the Court affirmed the previous TNRCC ruling in favor of the Company. The Company, upon consultation with legal counsel, believes that the petition is without merit and that any damages would not be material to its financial position or results of operations.

     Renewal of and Compliance with Permits and Orders

     In June 1994, the TNRCC announced that it would consider the issue of revocation of the Company's RCRA Part B Permit during the agency's review of the applications to renew such permit. The permit renewal applications were filed in November 1994. The Company's failure to obtain renewal of and maintain compliance with its permits and orders to which it is subject, including the aforementioned RCRA Part B Permit, Agreed Final Judgment, Agreed Order, and Emergency Order, could have a substantial adverse impact on the Company.

     Other Litigation and Claims

     A suit was filed against the Company in August 1992, styled Moncrief v.
      Gibraltar Chemical Resources, Inc. et al, in State District Court in Smith County, Texas, by certain persons who own land in the vicinity of the Company's hazardous waste facility. The suit asserts that the value of the plaintiffs' land has been diminished as a result of the alleged emission of objectionable odors from the Company's facility. The plaintiffs assert various grounds for recovery of damages and seek compensatory and punitive damages. MESI and the Company dispute the material allegations of the plaintiffs' suit and intend to vigorously defend this litigation. Discovery is ongoing in this case and the case has not been set for trial.

     A suit styled Erwin v. Gibraltar Chemical Resources, Inc. et al, was filed in November 1992, in State District Court in Smith County, Texas, against the Company and MESI by certain owners of land adjacent to the Company's hazardous waste facility. The suit alleges that the plaintiffs have experienced personal injuries, diminution in property values, and other economic losses which are alleged to have been caused by the Company's operation of its facility. The plaintiffs assert various grounds for recovery, including allegations that their property has been used without their consent for the storage of hazardous wastes, and seek unspecified actual and punitive damages. Out-of-court settlements were reached with several of the plaintiffs during 1994, but efforts to settle with the remaining plaintiffs have thus far been unsuccessful. The Company and MESI dispute the material allegations of plaintiffs' suit and intend to continue to vigorously defend this litigation.

                                                                     (Continued)

                      GIBRALTAR CHEMICAL RESOURCES, INC.

                         Notes to Financial Statements

     On October 18, 1993, two class action suits were filed against MESI, the Company, and Mobley Co. (a subsidiary of MESI) in the State District Court of Harris and Smith counties in Texas. Both of these suits are styled Williams v. Mobley Environmental Services, Inc. et al. The named plaintiffs are the same in each suit, such plaintiffs being certain individuals residing in Smith County who are suing for themselves and on behalf of all other persons similarly situated. Both the petitions allege various acts of negligence, fraudulent concealment, nuisance and trespass, and various others resulting from operations of the Company's hazardous waste facility. The Company, MESI, and Mobley Co. (a wholly-owned subsidiary of MESI) were served in the Harris County suit on March 28, 1994, but such suit has subsequently been transferred to Smith County. None of the defendants have been served in the suit originally filed in Smith County. Discovery is in its initial stages in this matter and while the Company and MESI intend to vigorously defend the case, the Company is unable to determine the likelihood of an unfavorable outcome.

     Also on October 18, 1993, a suit was filed against the Company, MESI, and Mobley Co. in State District Court in Harris County, Texas, styled Steich
      v. Gibraltar Chemical Resources, Inc. et al. The three named plaintiffs are residents of Smith County, Texas, who have allegedly lived in the vicinity of the Company's hazardous waste facility. The suit was moved to the District Court in Smith County on August 2, 1994. The plaintiffs' petition alleges various acts of nuisance, trespass, and fraudulent concealment. Discovery is in its initial stages in this matter and while the Company and MESI intend to vigorously defend the case, the Company is unable to determine the likelihood of an unfavorable outcome.

     A suit styled Glazer v. Gibraltar Chemical Resources, Inc. et al was filed on September 6, 1994, in the United States District Court for the Eastern District of Texas -- Tyler Division against the Company by an individual and Mothers Organized to Stop Environmental Sins (MOSES), under the citizens' suit provisions of the Clean Air Act and the Resource Conservation and Recovery Act. The suit alleges repeated and continuing violations of these federal environmental protection statutes by the Company and an imminent and substantial endangerment of public health and the environment caused by the Company's improper transportation, storage, treatment, and disposal of solid and hazardous wastes. The plaintiffs request that the Company's hazardous waste facility be shut down permanently, civil penalties be imposed, and plaintiffs' costs of litigation be awarded. Discovery in this case is in its initial stages. While the Company and MESI dispute the material allegations of plaintiffs' suit and intend to vigorously defend this litigation, the Company is unable to determine the likelihood of an unfavorable outcome. However, should the plaintiffs prevail in this suit, it would have a substantial adverse impact on the Company.

     On May 21, 1994, a former employee of the Company filed a lawsuit styled
      Barney Lee Sutton v. Gibraltar Chemical Resources, Inc. in Smith County, Texas, alleging that he was wrongfully terminated from his job. The plaintiff seeks compensatory and punitive damages as a result of the incident. The Company and MESI believe that the discharge was performance related and that the claim is without merit. While the Company and MESI are vigorously defending the case, the Company is unable to determine the likelihood of an unfavorable outcome.

                                                                     (Continued)

                      GIBRALTAR CHEMICAL RESOURCES, INC.

                         Notes to Financial Statements


     There are various claims and legal actions pending and threatened against the Company which have arisen in the ordinary course of its business. The Company, upon consultation with legal counsel, believes that any damages arising from such claims would not be material to its financial position or results of operations.

                          AMERICAN ECOLOGY CORPORATION
        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


The following unaudited condensed consolidated balance sheet as of December 31, 1994 and the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1994, reflect the consolidated financial position and results of operations, respectively, of American Ecology Corporation and subsidiaries ("AEC") as if the acquisition of Gibraltar Chemical Resources, Inc. "(Gibraltar"), had occurred, in the case of the balance sheet, on December 31, 1994, and in the case of the statements of operations, on January 1, 1994.

The pro forma financial statements are based on certain assumptions and preliminary estimates which are subject to change. These statements do not purport to be indicative of the consolidated results of operations of AEC that might of occurred, nor are they necessarily indicative of AEC's results of operations in the future.

                          AMERICAN ECOLOGY CORPORATION
                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1994
                                  ($ IN 000'S)



ASSETS
- ------
Cash and cash equivalents                                 $    231
Receivables, net                                            32,619
Other current assets                                         5,396
                                                          --------
 Total current assets                                       38,246
                                                          --------

Cash and marketable securities, pledged                     13,175
Property and equipment, net                                 30,149
Intangible assets relating to acquired businesses, net      31,286
Deferred site development costs                             41,239
Other assets                                                 2,005
                                                          --------

 Total assets                                             $156,100
                                                          ========

LIABILITIES AND EQUITY
- ----------------------
Current portion of long term debt                         $    850
Other current liabilities                                   36,046
                                                          --------
 Total current liabilities                                  36,896
                                                          --------

Long term debt, net                                         33,493
Deferred site maintenance, net                              18,666
 Total equity                                               67,045
                                                          --------

 Total liabilities and equity                             $156,100
                                                          ========

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                          AMERICAN ECOLOGY CORPORATION
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1994
                     ($ IN 000'S EXCEPT PER SHARE AMOUNTS)


                                               HISTORICAL
                                      ---------------------------
                                                                    PRO FORMA
                                           AEC        GIBRALTAR    ADJUSTMENTS  PRO FORMA
                                      -------------  ------------  -----------  ---------

Revenues                                $71,891        $12,027            $--     $83,918
Operating costs                          54,181         12,449             --      66,630
                                        -------        -------        -------     -------

Gross profit (loss)                      17,710           (422)            --      17,288
Selling, general and administrative      12,362          3,232            138(a)   15,732
                                        -------        -------        -------     -------

Income (loss) from operations             5,348         (3,654)          (138)      1,556
Investment income                          (287)            --             --        (287)
Interest expense                             --            174           (174)(b)      --
                                        -------        -------        -------     -------

Income (loss) before income taxes         5,635         (3,828)            36       1,843
Income tax provision (benefit)            1,785            184         (1,587)(c)     382
                                        -------        -------        -------     -------

Net income (loss)                       $ 3,850        $(4,012)       $ 1,623     $ 1,461
                                        =======        =======        =======     =======

Shares used in per share computation      7,851                                     7,851
                                        =======                                   =======

Net income per share - primary             $.49                                      $.19
                                        =======                                   =======

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                          AMERICAN ECOLOGY CORPORATION
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

1. GIBRALTAR CHEMICAL RESOURCES, INC.

On December 31, 1994, American Ecology Corporation ("AEC"), acquired 100% of the common stock of Gibraltar Chemical Resources, Inc. ("Gibraltar"), from Mobley Environmental Services, Inc. Gibraltar's assets include fuels blending, solvent recycling, and deepwell injection operations which service the hazardous and industrial waste disposal markets. Gibraltar operates a facility in Winona, Texas and collection and technical operations in El Paso, Texas and Laredo, Texas.

The purchase price at closing was comprised of $2,963,873 of cash, a non-interest bearing note in the principal amount of $550,000 payable by AEC to Mobley on December 31, 1995, and repayment of Gibraltar indebtedness of $2,793,000 to an affiliate of Mobley. The total acquisition cost of approximately $10,628,000 included pre-acquisition working capital advances on behalf of Gibraltar, direct acquisition costs, and liabilities assumed. The excess of acquisition costs over the estimated fair value of net assets acquired was approximately $3,441,000.

Gibraltar's assets and liabilities have been accounted for at estimated fair market value, which approximated carrying value, in accordance with the purchase method of accounting. In allocating purchase price, the assets acquired and liabilities assumed in connection with Gibraltar have been initially assigned and recorded based on preliminary estimates of fair value and may be revised as additional information concerning the valuation of such assets and liabilities becomes available. As a result, the financial information included in the pro forma financial statements is subject to adjustment as subsequent revisions in estimates of fair value, if any, are necessary. The actual operating results of Gibraltar will be included in AEC's results of operations beginning January 1, 1995.

The funds used to purchase Gibraltar were provided by borrowings by AEC made pursuant to a bank credit agreement. The bank credit facility matures on January 31, 1996 and is comprised of a $30,000,000 term loan, a $5,000,000 revolving credit facility and $5,000,000 in standby letters of credit. Interest is payable quarterly and the interest rate is equal to either the base rate (the greater of the bank's prime rate or the federal funds rate plus .5%) plus a margin of 0% to .75%, or a Eurodollar rate plus a margin of 2% to 3%. The marginal rate increases are based on a debt coverage ratio. The Company's actual interest rate as of December 31, 1994 was approximately 8.7%. These rates are subject to increase by .25% to .75% and the bank may enforce financial and other restrictions on the Company if the Company is unable to refinance the term portion of the facility by May 1, 1995. The facility includes maintenance of financial covenants, which, among other things, could restrict payment of dividends, and is secured by substantially all of the Company's assets.

2. PRO FORMA ADJUSTMENTS AND MANAGEMENT ASSUMPTIONS

The pro forma balance sheet reflects the acquisition occurring on December 31, 1994 and the pro forma statement of operations assumes the acquisition had occurred on January 1, 1994. Permitted pro forma adjustments include only the effects of events directly attributable to a transaction that are factually supportable and expected to have a continuing impact. AEC believes that this pro forma information is not indicative of future results of operations, nor the results of historical operations had the acquisition of Gibraltar been consummated as of the assumed dates. These statements should be read in conjunction with the historical financial statements and notes thereto of AEC and Gibraltar as filed with the Securities and Exchange Commission.

The following pro forma adjustments and management assumptions are reflected in the pro forma financial statements:

BALANCE SHEET

Because the Gibraltar acquisition occurred on December 31, 1994, the transaction is reflected in AEC's unaudited consolidated balance sheet as of December 31, 1994, and accordingly, no pro forma adjustments are necessary for fair presentation of the combined entities' financial position.

STATEMENT OF OPERATIONS

   (a) To reflect amortization of intangible assets relating to the Gibraltar acquisition over a 25 year period.
   (b) To reverse interest expense of Gibraltar assumed capitalized in accordance with AEC interest capitalization policy.
   (c) To reflect reversal of Gibraltar's income tax provision and record the benefit for Gibraltar's loss before income taxes at AEC's estimated effective tax rate of 37%.